Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Paciolan:

Craig Ricks

949.823.1636

cricks@paciolan.com

TicketsWest:

Dusty Kurtz

509.777.6223

dusty.kurtz@ticketswest.com

RLH Corporation:

Amy Koch

509.777.6417

investorrelations@rlhco.com

PACIOLAN TO ACQUIRE TICKETSWEST AND WESTCOAST ENTERTAINMENT FROM RLH CORPORATION

IRVINE, Calif. & SPOKANE, Wash. (Aug. 16, 2017) – Paciolan, a leading provider of ticketing, fundraising, marketing and analytics solutions to entertainment venues, announced today it has agreed to acquire the assets of TicketsWest, a full service ticketing and marketing service provider, and WestCoast Entertainment, promoter and producer of a variety of entertainment productions, from RLH Corporation. The acquisition enables TicketsWest and WestCoast Entertainment to join the second largest primary ticketing provider in North America to realize operational and technological efficiencies while continuing to offer their clients full service ticketing, marketing, content and distribution capabilities. These robust businesses will continue to operate as a wholly owned subsidiary of Paciolan under the TicketsWest and WestCoast Entertainment brands.

“We are thrilled to add TicketsWest and WestCoast Entertainment as members of the Paciolan family,” said Paciolan President and COO Kim Damron. “As a longtime partner with TicketsWest, we have great respect for their fantastic leadership team and staff who have earned an incredible reputation for delivering excellence in ticketing and marketing services to their clients.”

TicketsWest was founded in 1987 and, through the efforts of longtime leader Jack Lucas, has grown to be one of the nation’s largest full service ticketing distributors. Its ticketing and marketing services power hundreds of live entertainment organizations across each genre of entertainment, inclusive of performing arts, college athletics, multi-purpose venues, and arenas. TicketsWest has built strong relationships throughout the live entertainment industry partnering with a wide variety of venues, promoters, presenters, and artists from across North America and the world.

Dusty Kurtz will continue to lead TicketsWest in his role as president. The leadership team and TicketsWest regional staff will remain in their current positions and will continue to deliver quality ticketing and marketing services to their clients.

“We are incredibly excited to join the Paciolan family,” said Dusty Kurtz, President of TicketsWest. “Paciolan has been a trusted partner of TicketsWest for over ten years and both companies have gained tremendous insight and respect for one another. We have a shared vision of being a client-focused organization that places a tremendous value on relationships and delivering exceptional services for our customers.”

This acquisition brings together two industry-leading organizations, enabling TicketsWest to continue to leverage its client-centric, full service philosophy with a true powerhouse in ticketing, marketing, fundraising and analytics. It is a union that benefits all parties as it provides alignment and synergies to TicketsWest clients and the industry.

TicketsWest will continue to offer a wide variety of services including call center support, ticket distribution services, digital marketing and private label website support. The company will also maintain an extensive distribution and retail outlet network with nearly 300 locations.

The acquisition includes WestCoast Entertainment, a production and promotion company serving the Pacific Northwest led by President Jack Lucas. The company, with its primary focus on Broadway shows and concerts, has had decades of success.

“Growing WestCoast Entertainment over the last 30 years has been a real joy,” said Lucas, who will continue to helm the organization. “Joining the Paciolan team will provide the company with exciting opportunities to grow and continue to entertain the West Coast and beyond.”

The acquisition enables RLH Corporation to dedicate complete attention to its core business.

“This is an excellent deal for both TicketsWest and RLH Corporation. It will provide alignment and synergies to TicketsWest clients and the industry, as well as opportunities to continue growing, while allowing RLH Corporation to focus solely on its family of hotel brands, which has expanded to 13 brands and over 1,100 properties,” said RLH Corporation President & CEO Greg Mount.

ABOUT Paciolan

Paciolan is a leader in ticketing, fundraising, marketing, and analytics solutions with over 37 years of experience serving more than 500 live entertainment organizations. Paciolan enables the sale of more than 120 million tickets per year by powering over 120 college athletic programs, more than 100 professional sports and arenas organizations, 75 performing arts venues, and several regional ticketing partners who serve hundreds of venues. Paciolan along with digital marketing firm Mogo Interactive, branding agency SME, and website provider SIDEARM Sports are subsidiaries of Learfield. Together these companies provide integrated services and solutions to hundreds of live entertainment organizations in North America. Learn more at www.paciolan.com.

ABOUT TicketsWest

Founded in 1987, TicketsWest is a full service ticketing distribution and marketing solutions provider that powers hundreds of live entertainment organizations across all genres including performing arts, arenas, college athletics and festivals. Learn more at www.TicketsWest.com. TicketsWest is a wholly owned subsidiary of RLH Corporation traded under the ticker symbol of RLH.

ABOUT RLH Corporation

Red Lion Hotels Corporation, doing business as RLH Corporation, is an innovative hotel company focused on the franchising, management and ownership of upscale, midscale and economy hotels. It focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.